June 1, 2005


Meridian Commercial Healthcare Finance, LLC
4320 La Jolla Village Drive, Suite 250
San Diego, California 92122

Re: PracticeXpert of Oklahoma, Inc., and PracticeXpert of Idaho, Inc. (each, a "Debtor", and collectively, the "Debtors")

Ladies and Gentlemen:

      The undersigned ("Indemnitor") is entering into this Indemnification Agreement to induce you to extend financial accommodations to each respective Debtor pursuant to the terms of a Loan and Security Agreement, each dated June 1, 2005, between such Debtor and you (each, a "Credit Agreement", and collectively, the "Credit Agreements"). (All obligations of each Debtor to you, whether pursuant to such Debtor's respective Credit Agreement or otherwise are hereinafter referred to as the "Obligations".) Any capitalized term not defined herein shall have the meaning ascribed thereto in the current or any future California Uniform Commercial Code.

      Indemnitor hereby continuously represents and warrants, that:

      A. Financial Statements. All statements and reports made or to be made to you by each Debtor or any direct or indirect, absolute or contingent obligor on the Obligations are and shall remain true and correct.

      B. Borrowing Base Calculations. All calculations of availability of funds of each Debtor under the respective Credit Agreement between such Debtor and you shall be correct in all respects.

      C. Accounts.

            i. Each Account of each Debtor (an "Account") is genuine, valid, subsisting and enforceable in accordance with its terms, is in all respects what it purports to be, and represents an undisputed and bona fide indebtedness owing to such Debtor by the Account Debtor.

            ii. Each Account is accepted by the corresponding Account Debtor, and there are no defenses, setoffs, credits, contras, or counter-claims against, or disputes with respect to any Account, nor is the payment of any Account conditioned or contingent upon the fulfillment of any contract, condition or warranty, past or future, expressed or implied.

            iii. All payments received by each Debtor in payment of any Account have been deposited, delivered and used only as permitted in the Credit Agreement with such Debtor.


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            iv. Each copy of an invoice delivered to or shown to you in the course of providing credit accommodations to each Debtor is and shall be a true and genuine copy of the original sent to the Account Debtor named therein and accurately reflects all terms of the transaction from which such Account arose, including but not limited to the amount due and the payment due date (whether stated on each such invoice, or computed based on the information set forth on such invoice).

            v. All Chattel Paper, promissory notes, drafts, trade acceptances, or other instruments for the payment of money, and any endorsements thereon, are true and genuine and in all respects what they purport to be, and represent the valid and binding obligation of all parties thereto, and all amounts and dates stated on all such items are correct.

            vi. Any promissory notes, letters of credit or post-dated checks received by each Debtor in payment of or as credit support for any Accounts will be immediately either delivered or reported to you.

            vii. All Inventory described in any invoice has been delivered to an Account Debtor or placed for such delivery in the possession of a carrier not owned or controlled directly or indirectly by each Debtor.

            viii. All evidence of the delivery or shipment of Inventory is true and genuine.

            ix. All services to be performed by each Debtor in connection with each Account have been performed by such Debtor.

      D. Title to Collateral. Each Debtor:

            i. Is the owner of all collateral heretofore or hereafter pledged by such Debtor to you (the "Collateral"), free of all security interests, liens or other encumbrances, except your security interest therein and any other liens which have been disclosed in writing to you.

            ii. Has the unconditional authority to grant you a security interest in the Collateral.

            iii. Will not take or fail to take any action (specifically including but not limited to the suffering of any federal tax lien) which will adversely affect the priority of your security interest in the Collateral.

            iv. Will not transfer the Collateral, other than the selling or leasing Inventory in the ordinary course of such Debtor's business.

      Indemnitor indemnifies you from any loss, including any actual, consequential, incidental or other damage (the amount of which shall be presumed to be the face amount of any affected invoice, or the greater of cost or market of any affected Inventory, where such measure of damage shall be appropriate in your sole discretion) incurred by you as the result of, or arising out of, the breach of any covenants set forth in Section 8 of each Credit Agreement, warranties or representations (in whole or part) made by each Debtor or Indemnitor to you. Indemnitor further indemnifies you against, and agrees to reimburse you for, all costs and expenses incurred (including reasonable attorneys' fees) in the negotiation, preparation, administration and/or enforcement of this Indemnification Agreement.

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      Indemnitor's obligations hereunder shall not be affected by, and
Indemnitor waives any and all claims and defenses arising out of, any of the following:

            o Any failure to perfect or continue the perfection of any security interest in or other lien upon any Collateral;

            o The invalidity, unenforceability, impropriety of manner of enforcement of, or loss or change in priority of, any such security interest or lien;

            o     The failure to protect, preserve or insure any Collateral;

            o Any failure of the Indemnitor to receive notice of presentment, demand, protest, default, non-payment, partial payment, any intended disposition of any of the Collateral, the acceptance of this Agreement or the Credit Agreements (including the acceptance of any assignment of accounts thereunder), any extension of credit by you to any Debtor, and all other notices to which Indemnitor might be otherwise entitled;

            o The cessation, from any cause whatsoever, of any Debtor's liability, including, without limitation, any failure, negligence or omission by you in enforcing your claims against such Debtor;

            o Any release, settlement or compromise of any obligation of any Debtor; or

            o     The invalidity or unenforceability of the Obligations.

      This Indemnification Agreement shall remain in full force and effect until the later to occur of termination of the Credit Agreements or repayment in full of the Obligations.

      In the event of any litigation arising hereunder, the prevailing party shall recover its attorney's fees and expenses from the unsuccessful party. Any action arising hereunder may, at your election, be prosecuted in any court located in California (the "Acceptable Forums"). We agree that such forum is convenient to us and we submit to such jurisdiction and waive any objections to jurisdiction or venue. Should we commence an action in any other forum, we waive any right to oppose your motion or application to transfer such proceeding to a court in the Acceptable Forum.

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                                    Very truly yours,

                                    ----------------------------------
                                    Jonathan S. Doctor, individually

[Notarial acknowledgement]

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